EXHIBIT 99.1

Bion Responds to Pennsylvania Senate Bill 724 Critics

May 4, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of comprehensive livestock waste treatment technology, responded today to a series of recent statements issued/published (and/or re-circulated) by the Chesapeake Bay Foundation (CBF) and/or the Pennsylvania Environmental Digest (PED) (collectively, with their related/affiliated entities, referred to as CBF/PED) that were directed at Bion, as well as Pennsylvania Senate Bill (SB) 724.  The CBF/PED statements represent a clear attempt to distract, rather than inform, the Pennsylvania legislature regarding SB 724.

CBF/PED’s disingenuous strategy is underscored by PED’s latest re-circulated communication (from PA Environmental Council), dated May 1, 2015, that concludes, “Senate Bill 724 would promote unproductive practices at significant potential cost…” Under SB 724, the ‘significant potential cost’ of such practices, as well as the associated risks, will be borne by the developer of the practices. The cost to the public will be that which has been determined by a competitive bidding program to be the lowest available. Further, since all reductions will have to be verified, the public will no longer be purchasing ‘unproductive practices’. This item echoes the repeated inaccurate characterization of this central issue by CBF/PED over the last weeks, and represents either a complete lack of understanding of the bill and its potential benefits for PA’s taxpayers, or a disregard for the facts regarding SB 724.

Bion has been a strong supporter of SB 724 and its predecessor bill, SB 994. SB 724 is designed to replace the existing system of specified ‘sector allocation’ of reductions, while also uprooting the status quo, ‘business as usual’ spending of taxpayer dollars with a transparent competitive bidding program that will be limited to rigorous, scientifically-verified nutrient pollution reductions.  SB 724 is in both Bion’s economic interest AND in the public’s interest. CBF/PED seem to be unable (or unwilling) to grasp and/or believe that private sector and public economic interests can be aligned, and not contradictory.

Opposition such as that being manifested by CBF/PED often arises when low cost private sector solutions are proposed to compete with entrenched, public sector monopolies, which can include ‘non-profits’ as part of the public sector stakeholders. The status quo interests vigorously reject any attempt to inject competition for the public’s dollars.  As is the case here, sometimes only direct government action – through legislation, regulatory changes or federal courts – can dislodge these entrenched interests and create competition in the form of public-private partnerships that can reduce costs and increase benefits to the taxpayer.

In 2012, the bi-partisan Pennsylvania Legislative Budget & Finance Committee (LBFC) undertook a study to determine whether a transparent competitive bidding program to meet Chesapeake Bay compliance mandates, limited to verified nutrient reductions, would reduce compliance costs. The LBFC study was issued in January 2013 and concluded that it could reduce the Chesapeake Bay compliance costs to Pennsylvania taxpayers by up to 80 percent or $1.5 billion per year by 2025.

In 2014, EPA Region 3 issued a Technical Memorandum which recommended that a 2 to 1 “uncertainty factor” be applied to modeled Best Management Practice (BMP) nutrient reductions, essentially reducing their modeled efficiency by half. The EPA assessment concluded that modeled BMP’s had overstated their real effectiveness by 50 percent. In 2014, the Chesapeake Bay Commission’s Economics of Trading Advisory Council issued a study on the economics of trading which reached the same conclusion as the EPA assessment, that modeled BMP’s had vastly overstated their efficiency. More recently the PA Department of Environmental Protection (DEP) determined that the uncertainty factor for BMP’s inclusion in its trading program should be raised to 3 to 1.

BMP’s have been CBF’s favored agricultural solution to Chesapeake Bay pollution for decades. The Commonwealth has invested hundreds of millions of public money on these programs, only to now learn that what they purchased was only 50 percent effective, at best.  Is it any wonder that Pennsylvania’s agricultural reductions have failed to meet their reduction targets?  BMP’s are an important tool in the toolbox, but are not a solution capable of providing the large scale and verifiable nutrient reductions that Pennsylvania and the Chesapeake Bay need today.

BMP’s need to be utilized based upon their actual nutrient reduction effectiveness. USDA’s Economic Research Service recently released a statement on the Chesapeake Bay, stating that “efficiency can be improved by rewarding results – nutrient reductions – rather than compensating farmers for the cost of implementing conservation practices” and that “actively targeting agri-environmental programs to farms that can provide the biggest improvement in water quality per dollar spent can significantly reduce program costs” and further that “a bidding process or auction to provide program payments, as in the Conservation Reserve Program, could also reduce pollution abatement costs”.  These statements from USDA correspond with the goals, approach and objectives of SB 724.

CBF/PED have quoted selectively and out of context from Bion’s public filings in its attempt to derail SB 724 and divert attention from the real issues in SB 724. Bion has developed a detailed response to the CBF/PED statements and has posted this response on its website at http://biontech.com/wp-content/uploads/2015/05/Bion.PR_.150504.724-Critics.WEB_.pdf

CBF/PED’s argument should not be with Bion or SB 724’s sponsor, Senator Vogel (R, District 47), but with the non-partisan, science/reality-based studies discussed above.  After spending billions of taxpayer dollars, Pennsylvania still finds itself in default of its Chesapeake Bay clean-up mandate by millions of pounds of nitrogen, and that default stems largely from a failure to meet reductions from agricultural sources. CBF know this – its own publicist/lobbyist’s recent e-mail to Pennsylvania’s legislators acknowledged that the existing approach has not worked: “I know that working together we can solve them, like we have tried to do in the past, but over the last 10 years we have since lost our way”.

Now legislators are being asked by constituents to provide funding for billions of dollars of additional spending for stormwater projects, which represent less than 10% of the Chesapeake Bay nutrient compliance mandate, but 68% of the total projected compliance cost under current status quo approaches.  These looming costs further focus attention on the issue of compliance costs. The substitution of verified nutrient credits from alternative sources, as proposed by SB 724, will significantly reduce the stormwater nutrient compliance costs.

SB 724 proposes a transparent and competitive bidding program that would be based on accountability. The program would be limited to verified credits and would only pay for real reductions verified by the DEP.  Credits from BMPs would participate based upon the verified efficiency assigned to the BMP by the trading program.

This is what CBF/PED referred to as a “rigged system”.  Indeed, SB 724 is ‘rigged’ against entrenched interests that resist change and competitive enterprise.  And SB 724 is ‘rigged’ against over-paying for nutrient reductions that cannot be scientifically verified.  SB 724 requires that awards under the competitive bidding program be consistent with the Commonwealth’s procurement code which is used to acquire the vast majority of commodities purchased by the Commonwealth on a local, county and state level. Competitively bid procurement programs are used nationwide, since they provide transparency and protect the taxpayer from waste, fraud and abuse.

Craig Scott, Bion’s Director of Communications, stated, “The Chesapeake Bay Foundation and its allies imply that there is something sinister about Bion supporting a bill that would benefit the company, along with the Bay, its residents and the taxpayers of Pennsylvania.

On behalf of its more than 1,200 public shareholders, Bion makes no apologies or excuses for its actions that come from a results-oriented and profit-driven perspective. Disruptive technologies and approaches are just that: disruptive.  While we are disappointed with the Foundation’s statements, we are not surprised. They are an indication of what is at stake: for the Bay, the Foundation, and yes, potentially for Bion and its shareholders.

The Commonwealth is in default and that default is increasing despite spending billions over several decades. The default is not the fault of the taxpayer or agriculture. It stems from the failure of the existing agricultural solutions to provide their modeled reductions and because the existing approach has mandated that public money be spent on solutions we now know were deficient.  The LBFC study provides a clear pathway to a transparent, accountable and cost effective approach that will eliminate such misguided expenditures of the public treasury in the future.

Irrelevant arguments and attacks on supporters as a strategy to derail SB 724, in an attempt to distract legislators and confuse the public, is simply not worthy of CBF.  If continued, it will only serve to devalue the respect and good will that CBF has earned through decades of hard work on behalf of the Chesapeake Bay.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct